Filed Pursuant to Rule 433
                                                      File No.: 333-129159-13

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-422-2006.

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

                         THE SERIES 2006-7 CERTIFICATES

                Initial      Pass-
   Class or    Principal    Through
  Component    Balance(1)    Rate         Principal Types     Interest Types      CUSIP
------------------------------------------------------------------------------------------
Offered Certificates
Class I-A-1   $211,081,000  5.250%   Senior, Pass-Through     Fixed Rate       94982X AA 0
Class I-A-PO      $706,397  0.000%   Senior, Ratio Strip      Principal Only   94982X AB 8
Class I-A-R           $100  5.250%   Senior, Sequential Pay   Fixed Rate       94982X AC 6
Class II-A-1  $116,874,000  6.000%   Senior, Pass-Through     Fixed Rate       94982X AD 4
Class III-A-1  $81,871,000  6.000%   Senior, Pass-Through     Fixed Rate       94982X AE 2
Class A-PO        (2)       0.000%   Senior, Component        Principal Only   94982X AF 9
Class I-B-1     $2,699,000  5.250%   Subordinated             Fixed Rate       94982X AN 2
Class I-B-2       $432,000  5.250%   Subordinated             Fixed Rate       94982X AP 7
Class I-B-3       $323,000  5.250%   Subordinated             Fixed Rate       94982X AQ 5
Class Cr-B-1    $4,251,000  6.000%   Subordinated             Fixed Rate       94982X AG 7
Class Cr-B-2    $1,245,000  6.000%   Subordinated             Fixed Rate       94982X AH 5
Class Cr-B-3      $415,000  6.000%   Subordinated             Fixed Rate       94982X AJ 1
Components
Class II-A-PO     $928,798  0.000%   Ratio Strip              Principal Only       N/A
Class III-A-PO    $463,959  0.000%   Ratio Strip              Principal Only       N/A
Non-Offered Certificates
Class I-B-4       $216,000  5.250%   Subordinated             Fixed Rate       94982X AR 3
Class I-B-5       $216,000  5.250%   Subordinated             Fixed Rate       94982X AS 1
Class I-B-6       $216,670  5.250%   Subordinated             Fixed Rate       94982X AT 9
Class Cr-B-4      $726,000  6.000%   Subordinated             Fixed Rate       94982X AK 8
Class Cr-B-5      $311,000  6.000%   Subordinated             Fixed Rate       94982X AL 6
Class Cr-B-6      $311,248  6.000%   Subordinated             Fixed Rate       94982X AM 4

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(1)  Approximate. The initial principal balances are subject to adjustment.
(2) The Class A-PO Certificates will be deemed for the purposes of the distribution of principal to consist of two components as described in the table. The components are not severable.

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Allocation of Amount to be Distributed on the Class A Non-PO Certificates

     Group I-A Certificates

     On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates (other than the Class I-A-PO Certificates), sequentially, to the Class I-A-R and Class I-A-1 Certificates.

     Group II-A Certificates

     On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group II-A Certificates will be distributed in reduction of the Principal Balance of the Class II-A-1 Certificates.

     Group III-A Certificates

     On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group III-A Certificates will be distributed in reduction of the Principal Balance of the Class III-A-1 Certificates.